As filed with the Securities and Exchange Commission on July 16, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

Amedisys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-3131700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816

(Address of principal executive offices, including zip code)

Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan

(Full title of the plan)

Dale E. Redman

Chief Financial Officer

5959 S. Sherwood Forest Blvd.

Baton Rouge, LA 70816

(Name and address of agent for service)

(225) 292-2031 or (800) 467-2662

(Telephone number, including area code, of agent for service)

Copy to:

J. Michael Robinson, Jr.

Kantrow, Spaht, Weaver & Blitzer

(A Professional Law Corporation)

P.O. Box 2997

Baton Rouge, LA 70821-2997

(225) 383-4703

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☒                Accelerated filer  ☐                Non-accelerated filer  ☐                Smaller reporting company  ☐

                                                                       (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.001 par value per share (3)	1,862,459 shares	$55.76	$103,850,714	$4,081

(1)	There are also being registered hereunder such additional indeterminate number of shares as may be issuable under the registrant’s 2008 Omnibus Incentive Compensation Plan by reason of stock dividends or through recapitalization resulting in stock split-ups, combinations or exchange of shares.
(2)	Pursuant to paragraphs (c) and (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed based on the average of the high and low sale prices of the common stock reported on the NASDAQ Global Select Market on July 15, 2008.
(3)	Includes associated common stock purchase rights (“Rights”) to purchase an unspecified number of shares of common stock with an aggregate market price of twice the exercise price of $15.00, subject to adjustment. Rights initially are attached to, and trade with, the common stock and will not be exercisable until specified events occur.

EXPLANATORY NOTE

The undersigned Registrant hereby files this Registration Statement on Form S-8 (the “Registration Statement”) to register 1,862,459 shares of Amedisys, Inc. (the “Registrant” or the “Company”) common stock, $0.001 par value (the “Common Stock”), for issuance under the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this registration statement:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2008.

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on April 30, 2008.

•

The Company’s Current Report on Form 8-K dated February 18, 2008, filed with the SEC on February 22, 2008, Current Report on Form 8-K dated March 26, 2008, filed with the SEC on April 1, 2008, Current Report on Form 8-K dated April 1, 2008, filed with the SEC on April 7, 2008, and Current Report on Form 8-K/A dated March 26, 2008, filed with the SEC on May 20, 2008.

•	The Company’s proxy statement for its 2008 Annual Meeting of Shareholders filed with the SEC on April 23, 2008.

•	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on June 16, 2000.

In addition, all documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation (a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Delaware law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except as required by Delaware law.

Article XI of the Certificate of Incorporation of the Company provides for indemnification of officers, directors, agents and employees of the Company as follows:

(a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) The Corporation shall indemnify any person or was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by this Article. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article.

(h) For purposes of this section references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Company’s bylaws provide for indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law. The provisions of Article VI, Section 7 of the Company’s bylaws constitute a contract of indemnification between the Company and its officers and directors. Article VI, Section 7 of the Company’s bylaws permits the Company to purchase and maintain officers’ and directors’ liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to the same provision. The Company provides officers’ and directors’ liability insurance for its officers and directors.

The foregoing discussion of the Company’s Certificate of Incorporation, bylaws and of Delaware law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, bylaws and Delaware law, respectively.

The 2008 Omnibus Incentive Compensation Plan (the “Plan”) provides limitations on liability of directors as members of the Board of Directors of the Company and as members of the Compensation Committee of the Board (the “Committee”) with respect to determinations made under the Plan. Further, the Plan provides that, in addition to any other rights they may have as directors or members of the Committee, the members of the Committee shall be indemnified by the Company against any action against them due to any act or failure to act in connection with the Plan or any award made thereunder.

In addition, the Company has entered into indemnification agreements with certain of its directors and executive officers providing contractual indemnification by the Company to the fullest extent permissible under Delaware law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Document Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Or Other Reference
3.1	Composite of Certificate of Incorporation of Amedisys, Inc. (the “Company”) inclusive of all amendments through June 14, 2007	Amedisys, Inc.’s Quarterly Report or Form 10-Q for the quarter ended June 30, 2007	0-24260	3.1

3.2	Composite Bylaws of the Company inclusive of all amendments through October 25, 2007	Amedisys, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007	0-24260	3.2

4.1	Shareholder Rights Agreement	Amedisys, Inc.’s Current Report on Form 8-K filed June 16, 2000	0-24260	4(i)

4.2	Amendment dated July 26, 2006 to Shareholder Rights Agreement	Amedisys, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006	0-24260	4.1

4.3	Registration Rights Agreement between Amedisys, Inc. and the person whose name and address appears on the signature page thereto	Amedisys Inc.’s Registration Statement on Form S-3 filed March 11, 1998	333-47763	10.5

4.4	Registration Rights Agreement dated as of April 23, 2002 between Amedisys, Inc. and the investors listed on Schedule I thereto	Amedisys, Inc.’s Registration Statement on Form S-3 filed on May 23, 2002	333-88960	4.4

4.5	Forms of Warrants issued by Amedisys, Inc. to Raymond James & Associates, Inc.	Amedisys, Inc.’s Current Report on Form 8-K filed December 10, 2003	0-24260	10.1 10.2

†4.6	Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan

†5.1	Opinion of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation)

†23.1	Consent of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) (included in Exhibit 5.1)

†23.2	Consent of KPMG LLP

†23.3	Consent of PricewaterhouseCoopers LLP

†24.1	Power of Attorney (included as part of signature page to this Registration Statement)

† Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

***

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on July 16, 2008.

AMEDISYS, INC.

By:	/s/ William F. Borne
William F. Borne, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William F. Borne and Dale E. Redman, and each of them, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on this 16th day of July, 2008.

Name and Signature	Title

/S/ WILLIAM F. BORNE William F. Borne	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/S/ LARRY R. GRAHAM Larry R. Graham	President and Chief Operating Officer

/S/ DALE E. REDMAN Dale E. Redman	Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ RONALD A. LABORDE Ronald A. LaBorde	Director

/S/ JAKE L. NETTERVILLE Jake L. Netterville	Director

/S/ DAVID R. PITTS David R. Pitts	Director

/S/ PETER F. RICCHIUTI Peter F. Ricchiuti	Director

/S/ DONALD A. WASHBURN Donald A. Washburn	Director

INDEX TO EXHIBITS

Exhibit Number	Document Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Or Other Reference
3.1	Composite of Certificate of Incorporation of Amedisys, Inc. (the “Company”) inclusive of all amendments through June 14, 2007	Amedisys, Inc.’s Quarterly Report or Form 10-Q for the quarter ended June 30, 2007	0-24260	3.1

3.2	Composite Bylaws of the Company inclusive of all amendments through October 25, 2007	Amedisys, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 301, 2007	0-24260	3.2

4.1	Shareholder Rights Agreement	Amedisys, Inc.’s Current Report on Form 8-K filed June 16, 2000	0-24260	4(i)

4.2	Amendment dated July 26, 2006 to Shareholder Rights Agreement	Amedisys, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006	0-24260	4.1

4.3	Registration Rights Agreement between Amedisys, Inc. and the person whose name and address appears on the signature page thereto	Amedisys, Inc.’s Registration Statement on Form S-3 filed March 11, 1998	333-47763	10.5

4.4	Registration Rights Agreement dated as of April 23, 2002 between Amedisys, Inc. and the investors listed on Schedule I thereto	Amedisys, Inc.’s Registration Statement on Form S-3 filed on May 23, 2002	333-88960	4.4

4.5	Forms of Warrants issued by Amedisys, Inc. to Raymond James & Associates, Inc.	Amedisys, Inc.’s Current Report on Form 8-K filed December 10, 2003	0-24260	10.1 10.2

†4.6	Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan

†5.1	Opinion of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation)

†23.1	Consent of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) (included in Exhibit 5.1)

†23.2	Consent of KPMG LLP

†23.3	Consent of PricewaterhouseCoopers LLP

†24.1	Power of Attorney (included as part of signature page to this Registration Statement)

† Filed herewith.